Exhibit 99.1

Ludwig Enterprises Announces Publication of ASCO Abstract Detailing Novel Non-Invasive mRNA Signals that Scan for Breast Cancer

MIAMI, FL / ACCESS Newswire / May 29, 2025 / – Ludwig Enterprises (LUDG) today announced the publication of an abstract on the American Society of Clinical Oncology (ASCO) website in connection with the ASCO 2025 Annual Meeting, previously under embargo, detailing a novel, non-invasive scanning test for breast cancer. The research combines the analysis of messenger RNA (mRNA) from non-invasively collected buccal (cheek) cells with machine learning algorithms.

The abstract, titled "Non-invasively-collected buccal cell mRNA reveals novel breast cancer signal," highlights the potential of this approach to screen for breast cancer. Breast cancer remains the most frequently diagnosed cancer globally. While DNA genetic testing is widely used, mRNA analysis can offer complementary diagnostic insights, particularly concerning inflammatory pathways linked to cancer development. The study underscores that intercellular mRNA communication is a key characteristic of chronic inflammation associated with cancer development.

"Ludwig Enterprises is pleased to now share these encouraging findings with the broader scientific community and the public, following the lifting of the ASCO embargo," said Marvin S. Hausman, MD, Chief Science Officer at Ludwig Enterprises. "This research represents a potential step forward in developing less invasive screening options that could aid in the earlier detection of breast cancer."

Study Highlights:

●	METHODS Buccal cheek swab samples were collected non-invasively from breast cancer patients and controls across 40 U.S. clinical centers, and a custom microarray chip was developed to analyze 48 mRNA-based cytokine biomarkers, selected for their association with inflammatory pathways and cancer development. Next-generation sequencing was performed using Thermo Fisher Genestudio S-5 following cDNA target amplification. We then used these data to train a linear support vector machine to classify subjects with respect to their cancer status. We were particularly interested in identifying a small subset of these biomarkers that could yield significant results to create a lower-dimensional, efficient classification approach.

●	RESULTS Our analysis identified a collection of six-biomarker combinations yielding excellent results (F-score ≥0.85). We present the two top-performing biomarker combinations (see table), along with their respective performance metrics.

●	CONCLUSION Our results demonstrate the potential of mRNA biomarker panels, combined with machine learning, to generate a signal for detecting breast cancer from non-invasively collected samples. The high precision and recall values suggest clinical utility for early detection.

System	BM1	BM2	BM3	BM4	BM5	BM6	P	R	F1	AUC
SYSTEM 1	CASP9	ILIB	IL6	RGS2	SLC40A1	STK11	0.892	0.913	0.9	0.897
SYSTEM 2	HAMP	ILIO	RGS2	SLC22A4	STK11	TGFB1	0.888	0.902	0.892	0.849

About Ludwig Enterprises, Inc.

Ludwig Enterprises, Inc. (which is in the process of changing its name to Revealia Diagnostics, Inc.), a biotech and healthcare holding company, is a global innovator in mRNA genomics and machine learning AI technology. Our mission is to identify, monitor, and create solutions to mitigate chronic inflammation, the causative agent of illnesses such as cancer and heart disease, which are responsible for more than 50% of deaths worldwide.

For more information, please visit: http://www.ludwigent.com.

SAFE HARBOR

Forward-looking statements in this release are made under the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Ludwig Enterprises Inc.'s forward-looking statements do not guarantee future performance. This news release includes forward-looking statements concerning the future level of business for the parties. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements due to certain risk factors that could cause results to differ materially from estimated results. Management cautions that all statements as to future results of operations are necessarily subject to risks, uncertainties, and events that may be beyond the control of Ludwig Enterprises, Inc., and no assurance can be given that such results will be achieved. Potential risks and uncertainties include, but are not limited to, the ability to procure, appropriately price, retain, and complete projects and changes in products and competition.

FOR FURTHER INFORMATION:

CONTACT:

Ludwig Enterprises, Inc.

www.ludwigent.com

Twitter: @LUDG_inc

IR@revealia.com

References:

Hausman, Marvin (2025, May 28). Non-invasively collected buccal cell mRNA and potential for a novel breast cancer signal. ASCO. https://meetings.asco.org/abstracts-presentations/244635